PROLOR BIOTECH ANNOUNCES TOP-LINE RESULTS FROM FOUR-MONTH TREATMENT EXTENSION OF ITS LONG-ACTING HUMAN GROWTH HORMONE PHASE II TRIAL

—Study of hGH-CTP Given Once-Weekly to Growth Hormone Deficient Adults for Four Months Reaffirms Prior Phase II Findings Showing a Single Weekly Injection of hGH-CTP has Potential to Replace Seven Daily Injections of Commercial hGH—

—Data to be Presented Tomorrow at the Joint 15th International Congress of Endocrinology and 14th European Congress of Endocrinology in Florence, Italy—

Nes-Ziona, Israel – May 7, 2012 – PROLOR Biotech, Inc. (NYSE Amex: PBTH) today reported top-line results from a Phase II four-month treatment extension study of hGH-CTP, its long-acting version of human growth hormone, in growth hormone deficient adults. The data reaffirms the company’s prior Phase II findings showing that a single weekly injection of hGH-CTP has the potential to replace seven consecutive daily injections of currently marketed human growth hormone (hGH), and further validates the dosing regimen for the company’s planned Phase III trial. In the Phase II clinical trial, hGH-CTP was administered to growth hormone deficient adults for a period of four weeks.

Design of the Phase II Four-Month Treatment Extension Study

The study enrolled 42 growth hormone deficient adults (34 males and 8 females) who were well titrated on daily growth hormone therapy and who had previously participated in the Phase II trial that tested a once-weekly hGH-CTP regimen or in the pilot assessment of a twice-monthly hGH-CTP regimen. Participants received single weekly injections of hGH-CTP for a period of four months. All patients received an initial dose containing 50% of the equivalent cumulative commercial hGH dose they would usually inject each day over the course of seven days. Most of the patients (86%) entered the trial with insulin-like growth factor 1 (“IGF-1”) levels that were within the therapeutic range expected in a normal population (between -2.0 standard deviations and +2.0 standard deviations of the norm), and the remainder were outside, but close to, the normal range. After switching the patients to single weekly injections of hGH-CTP, IGF-1 levels were monitored and dosing titration adjustments were considered once monthly. If the patient’s IGF-1 level, as measured on the 4th day of the prevailing week, was between -1.5 standard deviations and +1.5 standard deviations of the average IGF-1 level expected in a normal population stratified by age and gender (the “Narrow Normal Range”), then the patient’s dose was not modified. If the patient’s IGF-1 level was below the Narrow Normal Range, the dose was increased by 33%, and if it was above the Narrow Normal Range the dose was decreased by 33%. The Narrow Normal Range is the range that treating endocrinologists typically aim to achieve during the process of optimizing dosing for their patients receiving human growth hormone therapy.

Phase II Four-Month Treatment Extension Study Top-Line Data Analysis

As shown in the table below, the study data demonstrates that the percent of patients receiving once-weekly injections of hGH-CTP who achieved IGF-1 levels within the normal range was comparable to the percent of daily-treated hGH patients who entered the study with IGF-1 levels within the normal range. In addition, the data show that the percent of hGH-CTP patients who achieved IGF-1 levels within the Narrow Normal Range was higher than the percent of daily hGH patients who entered the study with IGF-1 levels within the Narrow Normal Range.

Preliminary analysis of the data confirmed the safety and tolerability of hGH-CTP, with no unexpected adverse events. In addition, there was no indication that high doses of hGH-CTP can induce excessive levels of IGF-1 above the normal range.

	Within Normal Range ± 2 SDS	Within Narrow Normal Range ± 1.5 SDS
Daily hGH-treated patients at start of 4-month study	36/42 (86%)	29/42 (69%)
Once-weekly hGH-CTP treated patients at end of 4-month study	37/42 (88%)	34/42 (81%)

Data from the Phase II four-month treatment extension study will be presented tomorrow at the Joint 15th International Congress of Endocrinology and 14th European Congress of Endocrinology in Florence, Italy.

ABOUT PROLOR

PROLOR Biotech, Inc. is a clinical stage biopharmaceutical company applying unique technologies, including its patented CTP technology, primarily to develop longer-acting proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. The CTP technology is applicable to virtually all proteins. PROLOR is currently developing a long-acting version of human growth hormone, which has successfully completed a Phase II clinical trial. It also is developing long-acting versions of Factor VIIa and Factor IX for hemophilia and a GLP-1/Glucagon dual receptor agonist peptide for diabetes and obesity, as well as agents for atherosclerosis and rheumatoid arthritis, all of which are in preclinical development. For more information, visit www.prolor-biotech.com.

Safe Harbor Statement: This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would”, “intends,” “estimates,” “suggests,” “has the potential to” and other words of similar meaning, including statements regarding the results of current clinical studies and preclinical experiments and the effectiveness of PROLOR’s long-acting protein programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect PROLOR’s business and prospects, including the risks that PROLOR may not succeed in generating any revenues or developing any commercial products, including any long-acting versions of human growth hormone, erythropoietin, interferon beta, GLP-1 and other products; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from Israel’s Office of the Chief Scientist is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The results of clinical trials in humans may produce results that differ significantly from the results of clinical and other trials in animals. The results of early-stage trials may differ significantly from the results of more developed, later-stage trials. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in PROLOR’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

PROLOR CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc	BLL Partners, LLC
Tel: +1 866 644-7811	+1 212 584-2276
Email: shai@prolor-biotech.com	blindheim@bllbiopartners.com

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